Exhibit 99.1
Clarivate Completes Acquisition of CPA Global to Form a Global Intellectual Property Powerhouse
•Creates end-to-end solution covering the entire intellectual property, science and innovation lifecycle
•Clarivate reaffirms standalone 2020 financial outlook
London, U.K., October 1, 2020 – (PR Newswire) - Clarivate Plc (NYSE: CCC), a global leader in providing trusted information and insights to accelerate the pace of innovation, announced today the completion of the previously announced acquisition of CPA Global, creating an intellectual property (“IP”) powerhouse.
“This is an exciting day for our company as we unite with CPA Global to offer our combined global customer base a more comprehensive suite of IP related products and services,” said Jerre Stead, Executive Chairman and CEO of Clarivate. “With our joint resources and exceptional people, we are well positioned to accelerate the ways in which organizations can more effectively identify new opportunities, avoid risks, and act more efficiently throughout the innovation lifecycle.”
Simon Webster, formerly CEO of CPA Global and now Executive Advisor to the CEO at Clarivate, said: “We are thrilled to join forces with Clarivate to create a global IP leader. Together, we have the strength, scale and breadth to meet the rapidly-evolving needs of our customers - whether that’s helping them to operate more efficiently and with less risk, or by delivering the insights and information that empower them to execute their IP strategies. In the current challenging world we live in, the need for a strong, global end-to-end IP partner has never been greater.”
Clarivate will now offer thousands of law firms and corporate customers world class IP solutions from leading brands covering patent and trademark research solutions, expanded IP services capabilities, IP management and renewal solutions and domain management, all underpinned by extensive human expertise, unparalleled data and powerful technology.
Stead continued, “We are very pleased to be working with Leonard Green & Partners, L.P. (“LGP”), a leading private equity investment firm and the former owner of CPA Global. We look forward to partnering with Usama Cortas and Adam Levyn, our newest board members from LGP, as we continue to execute on our growth strategy.”
In connection with the transaction, former CPA Global shareholders received approximately 217 million Clarivate ordinary shares, representing 35% pro forma fully diluted ownership of Clarivate.
Financing
Clarivate has secured $1.6 billion of senior secured term loan B financing that, in conjunction with cash on hand, will be used to fund the repayment of CPA Global’s $2.0 billion of outstanding debt.
Governance
Concurrent with the closing of the transaction, the Clarivate board of directors increased from 11 to 13 members.
Reaffirming standalone 2020 outlook
The full year 2020 outlook does not reflect any impact from the acquisition of CPA Global, and assumes no further currency movements, acquisitions, divestitures, or unanticipated events. Clarivate expects to provide its full year 2021 outlook reflecting the acquisition of CPA Global at its Investor Day, which will be held on November 10, 2020.
The full year 2020 outlook includes Non-GAAP financial measures. Please see "Reconciliation of Certain Non-GAAP financial measures" in this press release for important disclosure and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this press release.

Given the COVID-19 pandemic, we implemented a contingency plan and a tiered cost reduction approach. Our scenario assumptions include: 1) a gradual lifting of restrictions governing the free movement of labor in mid-to-late third quarter of 2020; and 2) economic activity begins to recover early in the fourth quarter of 2020. Our outlook is dependent on our assumptions proving to be correct and on the other contingencies described under “Forward Looking Statements.”

Outlook
Adjusted Revenues	$1.13B to $1.16B1
Adjusted EBITDA	$395M to $420M1
Adjusted EBITDA margin	35% to 36%[1]
Adjusted diluted EPS	$0.53 to $0.59[1]
Adjusted Free Cash Flow	$220M to $240M1
1 Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this press release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure.
Adjusted diluted EPS for 2020 is calculated based on approximately 394.1 million fully diluted weighted average shares outstanding, an increase of approximately 64.3 million shares or 20%, compared to 329.8 million shares outstanding at the end of December 31, 2019. The increase in shares is primarily driven by the February 2020 offering of 27.6 million shares, with proceeds used to fund a portion of the cash consideration for the acquisition of DRG, the issuance of approximately 29.0 million ordinary shares from the exercise of outstanding warrants, and the issuance of 14.0 million ordinary shares from the June 2020 public offering.
About Clarivate
Clarivate™ is a global leader in providing solutions to accelerate the lifecycle of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions. Covering scientific and academic research, pharmaceutical, biotech and healthcare intelligence and intellectual property services, we help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.
About CPA Global
CPA Global makes it possible for IP to move at the speed of ideas. CPA Global is a global leader in Intellectual Property software and tech-enabled services, serving over 12,000 law firm and corporate customers every day. CPA Global’s commitment is to give IP professionals the information, expertise and technology they need to manage the world’s ideas.
Use of Non-GAAP Financial Measures
Non-GAAP financial measures are not presentations made in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial measures are provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP financial measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP financial measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP financial measures have limitations as analytical tools and because not all companies use identical calculations, and our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP financial measures, such as Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS and Adjusted Free Cash Flow to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.
Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this release and may use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance outlook and predictions relating to expected operating results such as revenue growth and earnings; strategic actions such as acquisitions, joint ventures, and dispositions, including our acquisition of CPA Global, the anticipated benefits therefrom, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; our ability to successfully realize cost savings initiatives and transition services expenses; the sufficiency of our liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, the COVID-19 pandemic and governmental responses thereto, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are difficult to predict and many are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed under the caption “Risk Factors” in our 2019 Annual Report on Form 10-K and in the Current Report on Form 8-K we filed on June 19, 2020, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business operations. Forward-looking statements are based only on information currently available to our management and speak only as of the date of this release. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or our website at www.clarivate.com.
Trademarks
Clarivate and its logo, as well as all other trademarks used herein are trademarks of their respective owners and used under license.

Category: Mergers and Acquisitions
Source: Clarivate Plc

Media Contact
Tabita Seagrave, Head of Global Corporate Communications
media.enquiries@clarivate.com

Investor Relations Contact
Mark Donohue, Head of Investor Relations
mark.donohue@clarivate.com
+1 (215) 243 2202

Reconciliation of Certain Non-GAAP Measures

The following table presents our calculation of Adjusted Revenues for the standalone 2020 outlook and a reconciliation of this measure to our Revenues, net for the same period:

	Year Ending December 31, 2020 (Forecasted)
(in millions)	Low	High
Revenues, net	$1,130.0	$1,160.0
Adjusted revenues, net(1)	$1,130.0	$1,160.0
(1)     The Company is evaluating the purchase accounting impact, including the deferred revenue adjustment, related to the DRG acquisition.

The following table presents our calculation of Adjusted EBITDA for the standalone 2020 outlook and reconciles this measure to our Net loss for the same period:

	Year Ending December 31, 2020 (Forecasted)
(in millions)	Low	High
Net loss	$(70.6)	$(45.6)
Provision for income taxes	7.8	7.8
Depreciation and amortization	236.9	236.9
Interest, net	93.0	93.0
Transition, transition services agreement, and integration expense(1)	46.4	46.4
Transaction related costs(2)	50.0	50.0
Share-based compensation expense	30.6	30.6
Other	0.9	0.9
Adjusted EBITDA	$395.0	$420.0
Adjusted EBITDA margin	35%	36%
(1)Includes restructuring costs, other cost optimization activities, and payments and receipts under transition service agreements.
(2)Includes cost associated with merger and acquisition related activities.

The following table presents our calculation of Adjusted Diluted EPS for the standalone 2020 outlook and reconciles these measures to our Net loss for the same period:

	Year Ending December 31, 2020 (Forecasted)
	Low	High
	Per Share	Per Share
Net loss	$(0.17)	$(0.11)
Transition, transition services agreement, and integration expense(1)	0.12	0.12
Transaction related costs(2)	0.13	0.13
Share-based compensation expense	0.08	0.08
Amortization related to acquired intangible assets	0.40	0.40
Income tax impact of related adjustments	(0.03)	(0.03)
Adjusted Diluted EPS	$0.53	$0.59
Weighted average ordinary shares (Diluted)		394,077,974

(1)Includes restructuring costs, other cost optimization activities, and payments and receipts under transition service agreements.
(2)Includes cost associated with merger and acquisition related activities.

The following table presents our calculation of Free Cash Flow and Adjusted Free Cash Flow for the standalone 2020 outlook and reconciles this measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2020 (Forecasted)
(in millions)	Low	High
Net cash provided by operating activities	$212.8	$228.4
Capital expenditures	(87.8)	(91.4)
Free Cash Flow	125.0	137.0
Transition, transition services agreement, and integration expense(1)	53.0	60.0
Transaction related costs(2)	42.0	43.0
Adjusted Free Cash Flow	$220.0	$240.0
(1)    Includes cash payments related to restructuring and other cost optimization activities.
(2)    Includes cash payments related to merger and acquisition related activities.